Exhibit 99.1

Tanya Hoos, CPA
Senior Director
NYSE Regulation
11 Wall Street
New York, NY 10005
T +1 212 656 5391
tanya.hoos@theice.com

August 31, 2023

Mr. Ellery W. Roberts

Chairman, Chief Executive Officer, and President

1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Dear Mr. Roberts:

NYSE American LLC continued listing standards are set forth in Part 10 of the NYSE American Company Guide1. Staff has determined that the 1847 Holdings LLC (the “Company”) securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the Company Guide, the Company’s continued listing is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which we have determined to be no later than February 29, 2024.

As a result of the foregoing, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide. Accordingly, the Company must contact Matthew Tepper at 212-656-5200 or matthew.tepper@nyse.com by September 7, 2023 to confirm receipt of this letter and discuss any new developments of which the Exchange staff may be unaware.

Notwithstanding the foregoing, please note that the NYSE American can take accelerated delisting action in the event that the Company’s common stock trades at levels viewed to be abnormally low.

Pursuant to Sections 402 (g) and 1009(j) of the Company Guide, the Company must also issue public disclosure by September 7, 2023, announcing receipt of this letter and the specific continued listing standards it has fallen below.

To enhance information available to investors, NYSE American makes a below compliance (“.BC”) indicator available on the consolidated tape. This enables data vendors who disseminate the quotes and trades of NYSE American- listed companies to append an indicator to the ticker symbol(s) of any company that is below standards. Each vendor is free to use an indicator of its own choosing so the letter or symbol used to indicate this status may differ from vendor to vendor. NYSE American also publishes a list of noncompliant issuers2 and displays the .BC indicator on its website. Five business days following receipt of this letter the Company will be added to the list of NYSE American noncompliant issuers on the website and the indicator will be disseminated with the Company’s ticker symbol(s).

Please remember that any discussions regarding this letter and any response should be only with NYSE Regulation staff. The Company’s electronic designated market maker (“eDMM”) must be treated as a member of the public. Accordingly, no nonpublic information should be discussed with or disclosed to the eDMM.

1 The Company Guide is available at https://nyseamericanguide.srorules.com/company-guide

2 https://www.nyse.com/regulation/noncompliant-issuers

If you have any questions, please contact Matthew Tepper at 212-656-5200 or matthew.tepper@nyse.com.

Sincerely,

/s/ Tanya Hoos

cc:	Louis Bevilacqua, Bevilacqua PLLC
Paul Dorfman, Intercontinental Exchange, Inc. | NYSE
Deoclides Machado, NYSE Regulation